Exhibit 10.25

***Certain identified information has been omitted from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Registrant if publicly disclosed. Such omitted information is indicated by brackets (“[...***...]”) in this exhibit. ***

Development and Manufacturing Services Agreement

between

Lonza Sales AG

and

Jasper Therapeutics Inc.

CONFIDENTIAL

THIS DEVELOPMENT AND MANUFACTURING SERVICES AGREEMENT is made the 29th         day of November                 2019 (“Effective Date”)

BETWEEN

1.	LONZA SALES AG, of Muenchensteinerstrasse 38, Ch-4002 Basel, Switzerland (“Lonza”) and

2.	JASPER THERAPEUTICS INC., of 725 Mariposa Avenue, Suite 207, in Mountain View, CA, 94041, U.S.A. (“Customer” or “Jasper”).

Recitals

WHEREAS, Customer is engaged in the development and research of certain products and requires assistance in the development and manufacture of a certain product;

WHEREAS, Lonza and its Affiliates have expertise in the evaluation, development and manufacture of biologic products;

WHEREAS, Customer wishes to engage Lonza for Services relating to the development and manufacture of the Product as described in this Agreement; and

WHEREAS, Lonza, or its Affiliate, is prepared to perform such Services for Customer on the terms and subject to the conditions set out herein.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the parties intending to be legally bound, agree as follows:

1	Definitions and Interpretation

“Affiliate”	means any company, partnership or other entity which directly or indirectly Controls, is Controlled by or is under common Control with the relevant Party. “Control” means the ownership of more than fifty percent (50%) of the issued share capital or the legal power to direct or cause the direction of the general management and policies of the relevant Party.

“Agreement”	means this agreement incorporating all Appendices, as amended from time to time by written agreement of the Parties.

“Applicable Laws”	means all relevant national, supranational, regional, federal, state and local laws, statutes, rules, and regulations of the United Kingdom, Switzerland, Singapore, Japan, the United States, Canada or the European Union (including the member countries of the European Union), which are applicable to a Party’s activities hereunder, including, without limitation, the applicable regulations and guidelines of any Governmental Authority and all applicable cGMP together with amendments thereto.

“Approval”	means the first marketing approval by the FDA or EMA of Product from the Facility for commercial supply.

“Background Intellectual Property”	means any Intellectual Property either (i) owned or controlled by a Party prior to the Effective Date or (ii) developed or acquired by a Party independently from the performance of the Services hereunder during the Term of this Agreement. Lonza Information and the Manufacturing Process shall form part of, and be included in Lonza’s Background Intellectual Property.

“Batch”	the Product derived from a single run of the Manufacturing Process.

“Batch Price”	means the Price of each Batch as set out in Annex B.

“Cancellation Fee”	has the meaning given in Clause 6.4.2.

“Capital Equipment”	means those certain pieces of new equipment described in the Project Plan which are to be acquired and paid for on terms to be agreed in accordance with this Agreement.

Cell Bank	means the Customer’s cell bank or cell stock of rodent and/or human cell line in accordance with the Project Plan.

Cell Bank Storage	means the storage of Customer’s Cell Bank in accordance with Clause 2.10 of this Agreement.

“Cell Line”	means the cell line, particulars of which are set out in Appendix A.

“Certificate of Analysis”	means a document prepared by Lonza listing tests performed by Lonza or approved External Laboratories, the Specifications and test results.

“Certificate of Compliance”	means a document prepared by Lonza: (i) listing the manufacturing date, unique Batch number and concentration of Product in such Batch; (ii) certifying that such Batch was manufactured in accordance with the Master Batch Record and cGMP, if applicable.

“cGMP”	means those laws and regulations applicable in the U.S. and Europe, relating to the manufacture of medicinal products for human use, including, without limitation, current good manufacturing practices as specified in the ICH guidelines, including without limitation, ICH Q7A “ICH Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients”, US Federal Food Drug and Cosmetic Act at 21CFR (Chapters 210, 211, 600 and 610) and the Guide to Good Manufacturing Practices for Medicinal Products as promulgated under European Directive 91/356/EEC. For the avoidance of doubt, Lonza’s operational quality standards are defined in internal cGMP policy documents.

“cGMP Drug Product Batch”	means a Drug Product Batch which is required under the Project Plan to be manufactured in accordance with cGMP.

“cGMP Drug Substance Batch”	means a Drug Substance Batch which is required under the Project Plan to be manufactured in accordance with cGMP.

“Change”	means any change to the Services, pricing, Project Plan or scope of work incorporated into a written amendment to the Agreement in accordance with Clause 16.2 or effected in accordance with the Quality Agreement.

“Commencement Date”	means the date of removal of the vial of cells from frozen storage for the production of a Batch or, in the case of Services, the date of commencement of such Services.

“Confidential Information”	means Customer Information and/or Lonza Information, as the context requires.

“Customer Information”	means all technical and other information not known to Lonza or in the public domain relating to: the Cell Line, the Manufacturing Process, and the Product, from time to time supplied by the Customer to Lonza, including any materials supplied by Customer to Lonza in accordance with the Project Plan. Customer Information shall also include the New Customer Intellectual Property.

“Customer Materials”	means any Raw Materials, components of Product, or other materials of any nature provided by Customer.

“Delivery”	shall have the meaning set out at Clause 7.1.

“Drug Product Batch”	means a drug product Batch of Product in its final dosage form which uses material from a Drug Substance Batch as a starting material.

“Drug Substance Batch”	means a drug substance Batch of Product manufactured at the Facility.

“EMA”	means the European Medicines Agency, or any successor agency thereto.

“External Laboratories”	means any Third Party instructed by Lonza, with Customer’s prior written consent, to conduct certain activities required to complete the Services which are not customarily offered by Lonza.

“Facility”	means: (i) in respect of development and manufacturing of Drug Substance Batches, Lonza’s facility in […***…] Slough, UK and/or […***…]; and (ii) in respect of Drug Product Batches an External Laboratory (in accordance with Clause 2.2 and sub-clause 2.4.2 below) and Lonza’s facility in […***…] Stein Switzerland; or in each case such other Lonza facility as may be agreed in writing by the Parties.

“Failed Drug Product Batch”	shall have the meaning set out in Clause 7.5.3 (b).

“Failed Drug Substance Batch”	shall have the meaning set out in Clause 7.5.3 (a).

“FDA”	means the United States Food and Drug Administration, or any successor agency thereto.

“Governmental Authority”	means any Regulatory Authority and any national, multi-national, regional, state or local regulatory agency, department, bureau, or other governmental entity in the U.S. or European Union.

“GS”	means the glutamine synthetase expression system of which Lonza is the proprietor.

“GS Licence”	means a licence granted by Lonza in respect of the use of GS.

“Intellectual Property”	means: (i) inventions (whether or not patentable), patents, trade secrets, copyrights, trademarks, trade names and domain names, rights in designs, rights in computer software, database rights, rights in confidential information (including know-how) and any other intellectual property rights, in each case whether registered or unregistered; (ii) all applications (or rights to apply) for, and renewals or extensions of, any of the rights described in the foregoing sub-clause (i); and (iii) all rights and applications that are similar or equivalent to the rights and application described in the foregoing sub-clauses (i) and (ii), which exist now, or which come to exist in the future, in any part of the world.

“Lonza Information”	means all information that is proprietary to Lonza or any Affiliate of Lonza and that is maintained in confidence by Lonza or any Affiliate of Lonza and that is disclosed by Lonza or any Affiliate of Lonza to Customer under or in connection with this Agreement, including without limitation, any and all Lonza know-how and trade secrets; for clarity the Lonza Information shall comprise Lonza’s Background Intellectual Property.

“Lonza Responsibility”	means a failure solely due to Lonza’s negligence, intentional misconduct, or material breach of its obligations hereunder.

“Manufacturing Process”	means the production process for the manufacture of Product as such process may be improved or modified from time to time by agreement of the Parties in writing; for clarity, the Manufacturing Process shall be Lonza’s Background Intellectual Property.

“Master Batch Record”	means the document which defines the manufacturing methods, test methods and other procedures, directions and controls associated with the manufacture and testing of Product.

“New Customer Intellectual Property”	has the meaning given in Clause 10.2.

“New General Application Intellectual Property”	has the meaning given in Clause 10.3.

“Party”	means each of Lonza and Customer and, together, the “Parties”.

“Pilot Batch”	means a Drug Substance Batch or a Drug Product Batch which in either case is designated as a pilot Batch which shall not comply with cGMP and is not required to meet the Specifications.

“Price”	means the price for the Services and Products as set out in Appendix B.

“Product”	means the proprietary molecule identified by Customer as AMG 191 or JSP191 as further set out in Appendix A to be manufactured by Lonza under the terms of this Agreement.

“Project Plan”	means the plan(s) describing the Services to be performed by Lonza under this Agreement, including any update and amendment of the Project Plan to which the Parties may agree in writing from time to time. The initial Project Plan is attached hereto as Appendix A.

“Quality Agreement”	means the quality agreement, attached hereto as Appendix C, setting out the responsibilities of the Parties in relation to quality as required for compliance with cGMP.

“Raw Materials”	means all ingredients, solvents and other components of the Product required to perform the Manufacturing Process or Services set forth in the bill of materials detailing the same (“Raw Materials includes Resins but excludes any […***…]).

“Raw Materials Fee”	means the procurement and handling fee of […***…] percent […***…] of the […***…] of Raw Materials by Lonza that is charged to the Customer in addition to the cost of such Raw Materials.

“Regulatory Authority”	means the FDA, EMA and any other similar regulatory authorities as may be agreed upon in writing by the Parties.

“Release”	has the meaning given in Clause 7.1.

“Resin”	means the chromatographic media and UF membranes intended to refine or purify the Product, as specified in the Master Batch Record.

“Services”	means all or any part of the services to be performed by Lonza under this Agreement, particulars of which are set out in the Project Plan.

“Specifications”	means the specifications of the Product as specified in Appendix D, which may be agreed and amended from time to time in accordance with this Agreement.

“Stage of Work”	means the individual stages of the Services as set out in the Project Plan.

“Storage Requirements”	means the Cell Bank storage requirements as set out in the Project Plan.

“Subcontractors”	means any Third Party instructed by Lonza to perform any part of the Service which Lonza customarily offers to its customers.

“Term”	has the meaning given in Clause 14.1.

“Third Party”	means any party other than Customer, Lonza and their respective Affiliates.

In this Agreement references to the Parties are to the Parties to this Agreement, headings are used for convenience only and do not affect its interpretation, references to a statutory provision include references to the statutory provision as modified or re-enacted or both from time to time and to any subordinate legislation made under the statutory provision, references to the singular include the plural and vice versa, and references to the word “including” are to be construed without limitation.

2	Performance of Services

2.1	Performance of Services. Customer hereby retains Lonza to perform the Services set out in the Project Plan. Subject to the provisions of Clause 2.3 Lonza shall itself and through its Affiliates, diligently carry out the Services set out in the Project Plan and use commercially reasonable efforts to perform the Services without any material defect and according to the estimated timelines set out in the Project Plan. Owing to the unpredictable nature of the biological processes involved in the Services, the timescales set down for the performance of the Services are estimated only. Lonza will use commercially reasonable efforts to keep Customer informed in a timely manner of any changes to such timescales. Lonza shall retain appropriately qualified and trained personnel with the requisite knowledge and experience to perform the Services in accordance with this Agreement.

2.2	Lonza may subcontract or delegate to one or more Subcontractors any of its rights or obligations under this Agreement to perform the Services, provided that Lonza shall be responsible for the acts and omissions of its Subcontractors and shall ensure that its Subcontractors comply with, confidentiality provisions substantially similar to those set forth herein and that its Subcontractors are subject to obligations to act diligently and in accordance with cGMP as contained in this Agreement, and to assign intellectual property to Lonza. Lonza may engage an External Laboratory to provide some of the Services provided, that any External Laboratories shall be subject to the same obligations and other provisions contained in this Agreement or any applicable Project Plan. […***…] shall not be responsible for […***…] and […***…] shall not be regarded as […***…].

2.3	Pilot Batches. Lonza shall manufacture, or procure the manufacture of, the Pilot Batch(es) in accordance with the Project Plan, but shall have no obligation to meet Specification or comply with cGMP in relation to the Pilot Batch(es). Customer shall have the right to make whatever use of the Pilot Batch(es) as it shall determine, provided that Customer pays Lonza the Price for such Pilot Batch(es), and such use is not for human use and does not violate any Applicable Laws. Lonza makes no warranty that any Pilot Batch(es) will be manufactured in accordance with cGMP or achieve the Specifications or any specifications. Unless Lonza and Customer agree otherwise, all Pilot Batches shall be shipped to Customer.

2.4	Drug Substance Batches and Drug Product Batches. Lonza will, in accordance with the terms of this Agreement and the Quality Agreement, manufacture and Release to Customer:

2.4.1	at the Facility in Slough and/or […***…], cGMP Drug Substance Batches in accordance with cGMP and which meet the Specifications, together with a Certificate of Analysis and a Certificate of Compliance;

2.4.2	at the Facility in […***…], or at an External Laboratory procured for manufacturing by Lonza, cGMP Drug Product Batches in accordance with cGMP and which meet the Specifications, together with a Certificate of Analysis and a Certificate of Compliance;

Provided that, in each case (2.4.1 and 2.4.2) there shall be no such obligation to achieve the Specification in respect of (a) the first […***…] cGMP Drug Substance Batches and the first […***…] cGMP Drug Product Batches manufactured and/or (b) in respect of the first cGMP Drug Substance Batch and the first cGMP Drug Product Batch manufactured following any change in the Process agreed to or requested in writing by Customer (collectively, the “Test Batches”), provided that before any such change is made, Lonza and Customer shall discuss and mutually agree whether or not Lonza shall be required to achieve the Specification in respect of the first such Batch following such change.

For clarity, except as expressly excluded by the foregoing paragraph, Lonza is obligated to manufacture each cGMP Drug Substance Batch and each cGMP Drug Product Batch to meet the Specifications.

2.5	Prior to commencement of cGMP manufacturing pursuant to Clause 2.4, Lonza shall review the process assumptions. If there is a material difference in the process assumptions as compared with the process results demonstrated during the manufacture of the applicable Pilot Batch(es), the Parties shall meet to discuss in good faith the consequences of such changes.

2.6	Supply of Customer Information and Customer Materials. Customer shall (by such date as agreed in writing by the Parties) supply to Lonza all Customer Information and Customer Materials, the Cell Line (where applicable), and other information or materials that may be reasonably required by Lonza to perform the Services (collectively, “Customer Property”). Lonza shall not be responsible for any delays arising out of Customer’s failure to provide such Customer Property, and Customer shall be responsible for all additional reasonable and documented costs and expenses arising out of such delay including, if applicable, any […***…]. All Customer Property shall remain the sole property of Customer and is the Confidential Information of Customer to the extent to which such Confidential Information would qualify as Confidential Information of Customer. Lonza shall use the Customer Property solely to perform its obligations under this Agreement and shall not transfer the Customer Property to any Third Party without Customer’s prior written consent. Except as expressly set forth in this Agreement, ALL CUSTOMER PROPERTY IS PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE.

2.7	Raw Materials. Lonza shall procure all required Raw Materials as well as consumables other than those Raw Materials that are Customer Materials. Customer shall be responsible for payment for […***…] and Raw Materials ordered or irrevocably committed to be procured by Lonza in accordance with the Project Plan.

2.8	Promptly following the Effective Date the Customer shall supply to Lonza the Customer Information in accordance with Clause 2.6, together with full details of any hazards relating to the Cell Line, and the Customer Materials, their storage and use to the extent that Customer is actually aware of any such hazards. On review and approval by Lonza’s safety committee of this Customer Information, the Cell Line, the Customer Materials, Customer Background Intellectual Property, and any other necessary Intellectual Property shall be provided to Lonza at Lonza’s request.

2.9	Where the Cell Line uses GS, the Customer acknowledges that it will require a GS Licence from Lonza prior to […***…] or any other commercial use or sale of the Product.

2.10	Cell Bank Storage.

2.10.1	Cell Bank Storage shall commence at a time agreed between the Parties and shall continue, unless otherwise terminated in accordance with Clause 2.10.6, for […***…] years (the “Initial Storage Term”). Thereafter, if Customer wishes Lonza to continue Cell Bank Storage, the Parties shall enter into a separate agreement. Lonza shall store the Cell Bank in accordance with the Storage Requirements and Lonza shall not transfer the Cell Bank to a Third Party without Customer’s prior written consent. Lonza reserves the right to perform testing of the Cell Bank which Lonza requires for QA, regulatory or safety purposes, provided that Lonza provides the results of any such testing to Customer as soon as reasonably possible.

2.10.2	Cell Banks stored at Lonza shall at all times remain Customer’s property (subject always to the terms of any other agreements or licenses with Lonza, and subject to any Third Party Intellectual Property rights).

2.10.3	If Customer wishes to withdraw the Cell Bank from storage, it shall give Lonza at least […***…] months prior written notice. Lonza and Customer shall agree in writing a date for the Cell Bank to be withdrawn. Customer shall be responsible for arranging (and […***…]) collection and shipping. Once the Cell Bank has been withdrawn, Lonza shall have no further obligations in respect thereof.

2.10.4	Notwithstanding any other provisions of this Agreement, the price of Cell Bank Storage is calculated and shall be payable on a […***…] basis. Payment shall be made […***…] Cell Bank Storage commences, and thereafter, […***…] prior to each anniversary of such commencement. Customer shall not be entitled to […***…]. The initial price for Cell Bank Storage is set out in the Project Plan and shall be subject to review in accordance with Clause 8.8. If Customer does not pay for Cell Bank Storage by the due date, Lonza shall not be obliged to continue the Cell Bank Storage and Customer shall be required within thirty (30) days of Lonza’s written notice to arrange collection and shipping of the Cell Bank.

2.10.5	Lonza shall use reasonable endeavours to protect the Cell Bank from destruction, theft or loss during Cell Bank Storage. Notwithstanding any other provision of this Agreement, risk of loss or damage to the Cell Bank shall remain with Customer at all times, except if such loss or damage arises out of or results from Lonza’s gross negligence or willful misconduct in which case Lonza shall be responsible for such loss or damage in accordance with the terms of this Agreement. Notwithstanding Clause 12.5, the total aggregate liability of Lonza and/or its Affiliates for all claims (whether in contract, tort, negligence, breach of statutory duty, under an indemnity, for any strict liability or otherwise) in connection with or arising out of Cell Bank Storage shall not exceed in the aggregate an amount equal to […***…] the total Price paid by Customer for Cell Bank Storage for the Initial Storage Term.

2.10.6	Either Party may terminate the Cell Bank Storage on giving three (3) months prior written notice to the other. If Customer terminates the Cell Bank Storage, Customer shall not be entitled to […***…]. If Lonza terminates the Cell Bank Storage, Lonza shall promptly credit to Customer any unused element of Cell Bank Storage.

2.10.7	Upon termination of this Agreement or the Cell Bank Storage and upon payment of all sums due to Lonza, Customer shall either arrange for collection of the Cell Bank or instruct Lonza to destroy it, in which case […***…] shall pay […***…] of such destruction.

3	Project Management

3.1	Project Plans. As at the date of this Agreement, the initial Project Plan is set out in Appendix A. With respect to a new project to be governed by this Agreement, a new Project Plan shall be added by agreement in writing signed by the Parties and appended to Appendix A. Each Project Plan shall include a description of the Services to be provided, the Product to be manufactured, draft Specifications, a schedule for completion of the Project Plan, pricing details, and such other information as is necessary for the relevant Services. In the event of a conflict between the terms of a Project Plan and this Agreement, the terms of this Agreement will govern. If the Parties agree any additional work to be added to the Project Plan (“Additional Work”) it shall be subject to price and terms to be agreed. Once the Additional Work has been added into this Agreement, the pricing for such Additional Work shall be subject to review in accordance with the provisions of Clause 8.8.

3.2	Project Management. With respect to each Project Plan, each party will appoint a project manager who will be the party responsible for overseeing the Project Plan.

4	Quality

4.1	Responsibility for quality assurance and quality control of Product shall be allocated between Customer and Lonza as set forth in the Quality Agreement and in Lonza’s standard operating procedures. If there is a conflict between the terms and conditions of this Agreement and the Quality Agreement, the terms and conditions of this Agreement shall prevail. If the Quality Agreement is not in place at the Effective Date, Lonza and Customer commit to enter into the Quality Agreement in a timely mariner, but in no event later than the […***…]. Once executed, the Parties will append the Quality Agreement to Appendix C.

4.2	Provisions regarding Customer’s rights to observe inspections by Regulatory Authorities and conduct quality audits shall be set out in the Quality Agreement.

5	Insurance

Each Party shall, during the Term and for […***…] […***…] years after Delivery of the last Product manufactured, or Services provided, under this Agreement, obtain and maintain at its own cost and expense from a qualified insurance company, comprehensive general liability insurance including, but not limited to, product liability coverage in the amount of at least […***…] U.S. Dollars per claim. Each Party shall provide the respective other Party with a certificate of such insurance upon reasonable request.

6	Ordering and Cancellation

6.1	The Parties’ commitment in respect of the Services is set out in the Project Plan. Any additional or inconsistent terms or conditions of any Customer purchase order, acknowledgement and/or similar standardised form given and/or received pursuant to this Agreement shall have no effect and such terms and conditions are hereby rejected.

6.2	Rescheduling. Lonza shall have the right to reschedule the Commencement Date of any Batch upon reasonable prior written notice to Customer, provided that the rescheduled Batch is no earlier or no later than […***…] from the dates originally estimated in the Project Plan.

6.3	Cancellation. If Customer wishes to cancel any Stage of Work or any Batch then it shall notify Lonza in writing (“Cancellation Notice”) and Customer shall be liable to pay a cancellation fee (a “Cancellation Fee”) as follows:

6.3.1	Stages of Work (other than Batches): Customer shall pay a Cancellation Fee equal to […***…] percent […***…] of the price of such cancelled Stages of Work which have commenced and/or are due to commence in the […***…] period immediately following the date of the Cancellation Notice.

6.3.2	Pilot Batches: If Customer provides a Cancellation Notice of any Pilot Batch less than or equal to […***…] prior to the Commencement Date of such Pilot Batch or at any time after, then a Cancellation Fee of […***…] percent […***…] of the Batch Price of each such Pilot Batch cancelled is payable.

6.3.3	Drug Substance Batches: If Customer provides a Cancellation Notice of a Drug Substance Batch of Product:

(a)	less than or equal to […***…] prior to the Commencement Date of such Batch or at any time after, then a Cancellation Fee of […***…] percent […***…] of the applicable Batch Price of each such Batch cancelled is payable;

(b)	more than […***…] but less than or equal to […***…] prior to the Commencement Date of […***…] or more such Batches, then a Cancellation Fee of […***…] percent […***…] of the Batch Price of each such Batch cancelled is payable.

6.3.4	Drug Product Batches: If Customer provides a Cancellation Notice of a Drug Product Batch to Lonza less than or equal to […***…] prior to the Commencement Date of such Drug Product Batch, then a Cancellation Fee of […***…] percent […***…] of the Batch Price of each such Drug Product Batch cancelled is payable.

6.3.5	In addition to any Cancellation Fee, Customer shall pay the cost of any Raw Materials which Lonza has purchased or in respect to which Lonza has become irrevocably committed plus the applicable Raw Materials Fee in respect of any Raw Materials which cannot be reused or returned to the supplier for a […***…] refund. Upon cancellation of any part of the Services and/or any Batch, all unused Raw Materials shall be paid for by Customer within […***…] of Customer’s receipt of an invoice and at Customer’s option will either be: (a) held by Lonza for future use for the production of Product; (b) delivered to Customer; or (c) disposed of by Lonza. Notwithstanding the foregoing, Lonza will use reasonable efforts to repurpose the unused Raw Materials for one or more Third Party customer projects. If Lonza is able to repurpose such unused Raw Materials for a Third Party customer project, then, notwithstanding anything to the contrary in this Agreement, Customer shall not pay Lonza for such unused Raw Materials which Lonza has been able to use for one or more Third Party customer projects.

6.3.6	Mitigation of Cancellation Fees for Batches. Notwithstanding the foregoing, following the cancellation of a Batch, Lonza will use commercially reasonable efforts to secure a replacement Batch for a new project (but excluding any project […***…]) for the capacity space at the applicable Facility, and for the same dates and duration that would have been occupied by the cancelled Batch. Customer. If Lonza is successful in securing such new project, the applicable Cancellation Fee for the Batch that is cancelled and which is replaced by a batch of the new project shall be reduced by an amount equal to […***…] percent […***…] of the fees received by Lonza for such replacement Batch.

6.3.7	Payment of Cancellation Fees. Cancellation Fees shall be payable following Lonza’s efforts to mitigate subject to Clause 6.3.6, but in any event no later than […***…] following the applicable Cancellation Notice. In addition to the Cancellation Fee, the Customer shall pay for […***…] that Lonza has incurred, or is irrevocably committed to pay, including the costs of Raw Materials and the Raw Materials Fee.

6.4	Delay. Customer shall not have a right to rescheduling or delay any of the Services. However, if Customer wishes to delay, the following provisions shall apply:

6.4.1	If Customer requests to delay the commencement of or any part of the Services Lonza shall consider such a request, and if the delay can be accommodated (at Lonza’s sole discretion) the delay and any resulting additional work shall be subject to price and terms to be agreed between Lonza and Customer.

6.4.2	If Customer causes any delay (other than an accommodated delay pursuant to Clause 6.4.1) and such delay materially impacts the timely commencement of any or all of the Services then Customer shall pay Lonza a Cancellation Fee in respect of such Services as calculated in accordance with Clauses 6.3.

7	Delivery and Acceptance

7.1	Delivery. All Product shall be delivered EXW (as defined by Incoterms® 2010) the Facility, which shall be when Lonza places Product at the disposal of Customer at Lonza’s premises not cleared for export and not loaded onto any collecting vehicle (“Delivery”). Lonza shall deliver to Customer the Certificate of Analysis, the Certificate of Compliance and such other documentation as is reasonably required to meet all applicable regulatory requirements of the Governmental Authorities not later than the date of the EXW Delivery of Batches (the “Release”). With respect to any Customer Materials, title and risk of loss shall remain with the Customer and shall not transfer to Lonza. With respect to Product, title and risk of loss shall transfer to Customer upon Release in accordance with this provision.

7.2	Where requested by Customer and agreed by Lonza, material may be shipped (a) in quarantine or (b) under Lonza’s authorisation for further manufacturing (including between Lonza Facilities). In each case, Lonza will Deliver Product prior to the issuance of the Certificate of Analysis. Customer’s request shall be accompanied by a written acknowledgement that the Product has been Delivered without transmittal of a Certificate of Analysis and that the Product cannot be administered to humans until full transmittal of the Certificate of Analysis, and that Customer nevertheless accepts title, ownership, and full risk of loss of the Product (including during […***…]). The Delivery of Product shall be accompanied by a certificate of testing. The thirty (30) day payment period referred to in Clause 8.5.4 shall commence from Delivery of Product. Customer shall assume liability for the use of Product Delivered under quarantine or authorisation for further manufacturing, and for the risk of loss or damage during […***…] whether before or after the issue of the Certificate of Analysis.

7.3	If requested in writing by Customer, Lonza will (acting as agent of Customer for such purpose) arrange the transportation of Product from Lonza’s premises to the destination indicated by Customer together with insurance cover for Product in transit at its invoiced value. All additional costs and expenses of whatever nature incurred by Lonza in arranging such transportation and insurance shall be charged to Customer in addition to the Price. Transportation of Product shall be at the sole risk of Customer who shall be deemed to have full knowledge of the carrier’s terms and conditions of carriage. Customer shall, as appropriate, observe, perform and be subject to the carriage terms in relation to the transportation of the Product.

7.4	Storage. Customer shall arrange for shipment and take delivery of such Batch from the Facility, at […***…] expense, within […***…] after Release or pay applicable storage costs. Lonza shall provide storage on a bill and hold basis for such Batch(es) at no charge for up to […***…]; provided that any additional storage beyond […***…] will be subject to availability and, if available, will be charged to Customer and will be subject to a separate agreement. In addition to Clause 8.4, […***…] shall be responsible for all value added tax (VAT) and any other applicable taxes, levies, import, duties and fees of whatever nature imposed as a result of any storage. Notwithstanding anything to the contrary contained in this Agreement, in no event shall Lonza be required to store any Batch for more than […***…] after Release. Within […***…] following a written request from Lonza, Customer shall provide Lonza with a letter in form satisfactory to Lonza confirming the bill and hold status of each stored Batch.

7.5	Acceptance/Rejection of Product.

7.5.1	Promptly following Release of cGMP Drug Substance Batches or cGMP Drug Product Batches, Customer shall inspect such cGMP Drug Substance Batches or cGMP Drug Product Batch and shall have the right to test such Batches to determine compliance with the Specifications. Customer shall notify Lonza in writing of any rejection of a cGMP Drug Substance Batch or cGMP Drug Product Batch based on any claim that it fails to meet Specifications within […***…] days of Release, after which time all unrejected cGMP Drug Substance Batches or cGMP Drug Product Batch shall be deemed accepted, subject to Customer’s right to reject any Batch […***…] for a latent defect, provided that such latent defect was not reasonably detectable within […***…] days of its Release and Customer notifies Lonza of such latent defect within […***…] days after discovering such latent defect.

7.5.2	If Lonza believes that a cGMP Drug Substance Batch or cGMP Drug Product Batch has been incorrectly rejected, Lonza may require that Customer provide to it samples for testing. Lonza may retain and test such samples. If there is a discrepancy between Customer’s and Lonza’s test results such that Lonza’s test results fall within the relevant Specifications, or there exists a dispute between the Parties over the extent to which such failure is attributable to a given Party, the Parties shall appoint an independent laboratory promptly to review records, test data and perform comparative tests and/or analyses on samples of the cGMP Drug Substance Batch or cGMP Drug Product Batch that allegedly fails to conform to Specifications. Such independent laboratory shall be mutually agreed upon by the Parties. The independent laboratory’s results shall be in writing and shall be final and binding save for manifest error. Unless otherwise agreed to by the Parties in writing, the costs associated with such testing and review shall be borne by the Party against whom the independent laboratory rules.

7.5.3	If it is determined (by the Parties or the independent laboratory) that:

(a)	a rejected cGMP Drug Substance Batch (where such Batch, subject to Clause 2.5, should have been compliant with cGMP and met the Specifications) failed to conform with the Specifications (such Batch being a “Failed Drug Substance Batch”), then to the extent this was a Lonza Responsibility Lonza shall, at Customer’s choice, either:

(1)	refund Customer the amount paid by Customer in respect of such Failed Drug Substance Batch and associated Raw Materials; or

(2)	schedule a replacement cGMP Drug Substance Batch to be manufactured (the timing of which shall be as promptly as practicable, subject always to available capacity in the Facility), and Customer shall pay for such replacement Drug Substance Batch and Raw Materials and Resins used therein (and any money it paid towards the Failed Drug Substance Batch shall be credited to the cost of such replacement cGMP Drug Substance Batch).

(b)	a rejected cGMP Drug Product Batch (where such Batch, subject to Clause 2.5, should have been compliant with cGMP and met the Specifications) failed to conform with the Specifications (such Batch being a “Failed Drug Product Batch”), then to the extent this was a Lonza Responsibility, Lonza shall, if Lonza is able to repeat such Failed Drug Product Batch then Lonza shall at Customer’s choice either:

(1)	refund Customer the amount paid by Customer in respect of such Failed Drug Product Batch and associated Raw Materials; or

(2)	schedule a replacement cGMP Drug Product Batch to be manufactured (the timing of which shall be as promptly as practicable, subject always to available capacity in the Facility), and Customer shall pay for such replacement cGMP Drug Product Batch and Raw Materials and Resins used therein (and any money it paid towards the Failed Drug Product Batch shall be credited to the cost of such replacement cGMP Drug Product Batch).

(c)	Nothing in this Clause 7.5.3 shall oblige Lonza to replace any material produced by a Drug Substance Batch that may be required to produce any replacement Drug Product Batch. Clause 7.5.3 shall always be subject to the provisions of Clauses 12.4 and 12.5.

7.5.4	Notwithstanding anything else which may be available to it under law or in this Agreement, Customer acknowledges and agrees that its sole remedy with respect to a Failed Drug Substance Batch or Failed Drug Product Batch that is a Lonza Responsibility is as set forth in Clause 7.5.3. Accordingly, Customer hereby waives all other remedies at law or in equity regarding the foregoing claims. Lonza shall not be responsible for the cost of Raw Materials, Customer Materials and/or starting materials consumed in any Failed Drug Substance Batch or Failed Drug Product Batch except to the extent set forth in Clause 7.5.3.

8	Price and Payment

8.1	Pricing. Pricing for the Services and the Batches (including, without limitation, Pilot Batches (whether Pilot Drug Substance Batches or Pilot Drug Substance Batches), all Drug Substance Batches and all Drug Product Batches) manufactured by Lonza are set out in, and based on the assumptions and information set out in, the applicable Project Plan. In the event of Changes based on Customer’s request, Customer shall bear all additional costs.

8.2	Process Transfer and Validation and Approval Activities. […***…] pay for any and all transfer, validation and all other activities necessary to obtain all regulatory Approvals. The Prices for all of which are set out in Appendix B.

8.3	Raw Materials, Resins and Raw Materials Fees. Customer shall also pay for all Raw Materials, Resins, and the Raw Materials Fee. The Prices for all of which are set out in Appendix B.

8.4	Unless otherwise indicated in writing by Lonza, all Prices and charges are exclusive of value added tax (VAT) and of any other applicable taxes, levies, import, duties and fees of whatever nature imposed by or under the authority of any government or public authority and all such charges applicable to the Services shall be paid by […***…]. When sending payment to Lonza, the Customer shall quote the relevant invoice number in its remittance advice.

8.5	Payment Terms.

8.5.1	For Stages of Work of less than GBP […***…] (or equivalent in the applicable currency): Unless otherwise agreed in writing Lonza shall issue invoices to Customer for […***…] percent […***…] of the Price upon completion of that Stage of Work.

8.5.2	For Stages of Work of GBP […***…] or more (or equivalent in the applicable currency): Unless otherwise agreed in writing Lonza shall issue all invoices to Customer for […***…] percent […***…] of the Price for Product or Services upon commencement thereof and […***…] percent […***…] upon Release of applicable Batches or completion of applicable Services, unless otherwise stated in the Project Plan.

8.5.3	Unless otherwise agreed in writing Charges for Raw Materials (including media and feeds) and the applicable Raw Materials Fee for each Batch shall be invoiced […***…] percent […***…] upon the Commencement Date of the Batch plus the Raw Materials Fee and the balance of the actual Raw Materials cost plus the Raw Materials Fee upon the Release of each Batch. The cost of the Resins and the Raw Materials Fee in respect thereof shall be invoiced on the placement of purchase orders by Lonza for such Resins.

8.5.4	All invoices are strictly net and payment of undisputed invoices must be made within […***…] days of date of invoice. Payment shall be made without deduction, deferment, set-off, lien or counterclaim.

8.6	If Customer fails to pay any undisputed invoice within the time set out in Clause 8.5.4 then Lonza shall have the option to change the payment terms such that […***…] percent […***…] of the Price for any Stage of Work shall be payable on commencement and the price for Raw Materials and […***…] and the Raw Materials Fee shall also be payable […***…] percent […***…] on commencement.

8.7	If in default of payment of any undisputed invoice on the due date, interest shall accrue on any amount overdue at the lesser of: (i) the rate of […***…] percent […***…] per month above the London Interbank Offered Rate (LIBOR); or (ii) the maximum rate allowable by applicable law. Interest shall accrue on a […***…] basis until full payment. Lonza shall, at its sole discretion, and without prejudice to any other of its accrued rights, be entitled to suspend the provision of the Services and/ or delivery of Product until all overdue amounts have been paid in full including interest for late payments and Customer shall be liable for any and all costs incurred by Lonza from any such delay to the Services.

8.8	Price adjustments.

8.8.1	Not more than […***…] per […***…] and with effect from first anniversary of the Effective Date, and then on […***…], Lonza may adjust the Price as follows:

(a)	For Services performed in Slough: the […***…] of: (i) the change from the previous calendar year of the index of labour costs per hour for private sector companies (ILCH) as published by the Office of National Statistics of the United Kingdom (or any successor index); or (ii) […***…] percent ([…***…]%);

(b)	For Services performed in […***…]: the […***…] of: (i) the change from the previous calendar year of the UBCIMI index (https://data.gov.sg) (or any successor index); or (ii) […***…] percent ([…***…]%);

(c)	For Services performed in […***…]: the […***…] of: (i) the change from the previous calendar year of the Swiss Producer Prices index (or any successor index); or (ii) […***…] percent ([…***…]%);

(d)	For Services performed in […***…]: the […***…] of: (i) the change from the previous calendar year of the US Department of Labor’s Bureau of Labor Statistics Other Biological Product Manufacturing, ethical PCU 325414 index (or any successor index); or (ii) […***…] percent ([…***…]%).

The new Price reflecting such adjusted Price shall be effective for any Services and/or Batch for which the Commencement Date is on or after the date of Lonza’s notice to Customer of the applicable Price adjustment.

8.8.2	In addition to the above, the Price may be changed by Lonza, upon reasonable prior written notice to Customer (providing reasonable detail in support thereof), to reflect: (i) an increase in variable costs (such as energy or Raw Materials) by more than […***…] percent ([…***…]%) (based on the initial Price or any previously amended Price); (ii), or for a process adjustment or assumption changes; and (iii) any material change in an environmental, safety or regulatory standard that substantially impacts Lonza’s cost and/or ability to perform the Services, in each case to the extent not already passed through to Customer.

8.9	Services performed at Lonza’s Affiliate facility in Stein, Switzerland shall be invoiced by Lonza AG.

9	Capital Equipment

Any Capital Equipment required for the performance of the Services shall be acquired on terms to be agreed by the Parties prior to commencement of the relevant Services.

10	Intellectual Property

10.1	Subject to the respective licences granted herein, neither Party will, as a result of this Agreement, acquire any right, title, or interest in any Background Intellectual Property of the other Party or any of its Affiliates.

10.2	Subject to 10.3 Customer shall own all right, title, and interest in and to any and all Intellectual Property that Lonza and/or its Affiliates, the External Laboratories, the Subcontractors or other contractors or agents of Lonza develops, conceives, invents, first reduces to practice or makes in the course of performance of the Services, solely or jointly with Customer or others, to the extent that it is both:

(i)	solely a direct derivative of or improvement to Customer Information and/or Customer Background Intellectual Property; and

(ii)	severable from and does not utilise, disclose or reveal any Lonza Background Intellectual Property, Lonza Information, and/or the Manufacturing Process;

(the “New Customer Intellectual Property”). For the avoidance of doubt, “New Customer Intellectual Property” shall include any material, processes or other items that solely embody, or that solely are claimed or covered by, any of the foregoing new Intellectual Property, but excluding any New General Application Intellectual Property.

10.3	Notwithstanding Clause 10.2, and subject to the license granted in Clause 10.5, Lonza shall own all right, title and interest in Intellectual Property that Lonza and/or its Affiliates, the External Laboratories, the Subcontractors or other contractors or agents of Lonza, solely or jointly with Customer, develops, conceives, invents, or first reduces to practice or makes in the course of performance of the Services that:

(i)	is generally applicable to the development or manufacture of chemical or biological products or products components; or

(ii)	is an improvement of, or direct derivative of, any Lonza Background Intellectual Property, Lonza Information, and/or the Manufacturing Process;

and in each case, is severable from and does not utilise, disclose or reveal any proprietary Customer Materials, Customer Background Intellectual Property and/or Customer Information (the “New General Application Intellectual Property”). For the avoidance of doubt, “New General Application Intellectual Property” shall include any material, processes or other items that embody, or that are claimed or covered by, any of the foregoing Intellectual Property, but excluding any New Customer Intellectual Property. Lonza shall obtain Customer’s prior, written consent (which consent shall not be unreasonably delayed or conditioned) before incorporating any Lonza Background Intellectual Property, Lonza Confidential Information or New General Application Intellectual Property into the Manufacturing Process.

10.4	Lonza hereby assigns to Customer all of its right, title and interest in any New Customer Intellectual Property. Lonza shall execute, and shall require its personnel as well as its Affiliates, External Laboratories, Subcontractors or other contractors or agents and their personnel involved in the performance of the Services to execute, any documents reasonably required to confirm Customer’s ownership of the New Customer Intellectual Property, and any documents required to apply for, maintain and enforce any patent or other right in the New Customer Intellectual Property.

10.5	Subject to the terms and conditions set forth herein (including the payment of the Price as required above), Lonza hereby grants to Customer a non-exclusive, world-wide, fully paid-up, transferable license, including the right to grant sublicenses in multiple-tiers of sublicense, under the New General Application Intellectual Property and Lonza’s Background Intellectual Property, to use, sell, have sold, offer for sale and import Product manufactured by or on behalf of Lonza under this Agreement (but no other products).

10.6	Customer hereby grants Lonza and its Affiliates, Subcontractors and the External Laboratories the non-exclusive right to use the Customer Information, Customer Background Intellectual Property, Customer Materials, New Customer Intellectual Property, the Cell Line, and any and all other intellectual property supplied by or on behalf of the Customer, during the Term solely for the purpose of fulfilling its obligations under this Agreement.

10.7	Provided that Customer is not in breach of this Agreement and Lonza has not terminated this Agreement pursuant to Clauses 14.2.2 and/or 14.2.3, Customer will have the right to transfer the Manufacturing Process to itself and/or any Third Party approved in writing by Lonza, such approval not to be unreasonably withheld, conditioned or delayed, operating at such location as approved by Lonza in writing, such approval not to be unreasonably withheld, conditioned or delayed (such Third Party shall be Customer’s sub-licensee), on the basis that such transfer shall be for the manufacture of Product (but no other products); provided, however, to the extent such technology transfer includes Lonza Confidential Information, Lonza’s Background Intellectual Property or New General Application Intellectual Property, such technology transfer shall be subject to a reasonable royalty and/or licensing fee and on terms to be agreed by the Parties (which shall be in a separate technology transfer agreement). Lonza shall provide reasonably necessary documents to complete such technology transfer and Customer shall reimburse Lonza for any costs (based on a full-time employee rate for such support) and expenses. For the avoidance of doubt, until such terms are agreed, Customer shall not have any right to use any Lonza Confidential Information, Lonza’s Background Intellectual Property or New General Application Intellectual Property for the manufacture of any product, nor transfer it to any Third Party for any purpose. In addition, the fees referred to in this Clause are in addition to the fees and royalties which may be due under the terms of any separate GS licence agreement.

11	Warranties

11.1	Lonza warrants that:

11.1.1	the Services shall be performed in a professional manner, with due care and in accordance with all Applicable Laws;

11.1.2	except with respect to the Pilot Batches and the Test Batches, the manufacture of Product shall be performed in accordance with cGMP;

11.1.3	it will not knowingly include in the Manufacturing Process any process- related technology that infringes any intellectual property rights vested in any Third Party;

11.1.4	neither Lonza, its Affiliates nor any of its or their employees, Subcontractors or other contractors or agents, to its or their knowledge, have been “debarred” by the FDA or have been subject to a similar sanction from any other regulatory authority, nor have debarment proceedings against Lonza, its Affiliates or any of its or their employees, Subcontractors or other contractors or agents been commenced, to its or their knowledge. Lonza will promptly notify Customer in writing if any such proceedings have commenced or if Lonza, its Affiliates or any of its or their employees, Subcontractors or other contractors or agents are debarred by the FDA or become subject to a similar sanction from any other regulatory authority;

11.1.5	To the best of Lonza’s knowledge all of Lonza’s and its Affiliates’ employees, Subcontractors and other contractors or agents that perform any Services under this Agreement are under a written obligation to assign all right, title and interest in and to any Intellectual Property conceived or reduced to practice in connection with performance of such Services to Lonza and to protect Customer Information in accordance with Clause 13 of this Agreement;

11.1.6	subject to payment of undisputed invoices, title to all Product and all New Customer Intellectual Property provided to Customer under this Agreement shall pass free and clear of any security interest, lien or other encumbrance in favor of Lonza;

11.1.7	it or any of its Affiliates hold all necessary permits, approvals, consents and licenses to enable it to perform the Services at the Facility (subject always to Clause 11.2.3); and

11.1.8	it has the necessary corporate authorisations to enter into and perform this Agreement.

11.2	Customer warrants that:

11.2.1	To the best of Customer’s knowledge and belief, Customer has all the rights necessary to permit Lonza (and its relevant Affiliates) to perform the Services without infringing the Intellectual Property rights of any Third Party and the use of the Customer Materials, Customer Information and Customer Background Intellectual Property by Lonza (and its relevant Affiliates) in connection with its performance of the Services in accordance with the Project Plan and the terms and conditions of this Agreement shall not infringe any Third Party Intellectual Property rights;

11.2.2	Customer will promptly notify Lonza in writing if it receives or is notified of a formal written claim from a Third Party that Customer Information, Customer Background Intellectual Property, Customer Materials, New Customer Intellectual Property, the Cell Line, and/or any and all other information, materials and Intellectual Property supplied by or on behalf of the Customer, or that the use by Lonza thereof for the provision of the Services infringes any Intellectual Property or other rights of any Third Party;

11.2.3	Customer has all the rights necessary to provide, and permit Lonza and its Affiliates, Subcontractors, and the External Laboratories to use for the purposes of this Agreement, the Customer Information, Customer Background Intellectual Property, Customer Materials, New Customer Intellectual Property, the Cell Line, and any and all other information, materials and Intellectual Property supplied by or on behalf of the Customer, and that the use of anything referred to in this Clause 11.2.3 in accordance with the Project Plan and this Agreement will not infringe the Intellectual Property rights of any Third Party; and

11.2.4	Customer has the necessary corporate authorisations to enter into this Agreement.

11.3	Disclaimer: The warranties expressly set forth in this Agreement are in lieu of all other warranties, and all other warranties, both express and implied, are expressly disclaimed, including without limitation any warranty of merchantability or fitness for a particular purpose.

12	Indemnification and Liability

12.1	Indemnification by Lonza. Subject to Clauses 12.3, 12.4 and 12.5, Lonza shall indemnify the Customer, its Affiliates, and its and their respective officers, employees and agents (“Customer Indemnitees”) for any loss, damage, costs, liability and expenses (including reasonable attorney fees) that Customer Indemnitees may suffer as a result of any Third Party claim arising directly out of:

(i)	any negligence, wilful misconduct by Lonza or any Lonza Indemnitees, or the material breach of this Agreement by Lonza, including material breach of the warranties given by Lonza in Clause 11.1 above; or

(ii)	any claims alleging that the Services (excluding use by Lonza, Lonza’s Affiliates, Lonza Indemnitees, Lonza Subcontractors, or the External Laboratories of the Cell Line, Customer Information, Customer Background Intellectual Property, Customer Materials, New Customer Intellectual Property, and/or any and all information, materials and other Intellectual Property supplied by or on behalf of the Customer in accordance with the Project Plan and this Agreement) infringe any Intellectual Property rights of a Third Party;

except, in each case ((i) and/or (ii)), to the extent that such claims resulted from the negligence, intentional misconduct or breach of this Agreement by any Customer Indemnitees. Notwithstanding the foregoing, Lonza shall have no obligations under this Clause 12.1 for any liabilities, expenses, or costs to the extent arising out of or relating to claims covered under Clause 12.2.

12.2	Indemnification by Customer. Subject to Clauses 12.3, 12.4 and 12.5, Customer shall indemnify Lonza, its Affiliates, and its and their respective officers, employees and agents (“Lonza Indemnitees”) from and against any loss, damage, costs, liability and expenses (including reasonable attorney fees) that any Lonza Indemnitees may suffer as a result of any Third Party claim arising directly out of:

(i)	any negligence, wilful misconduct by Customer or any Customer Indemnitees, or the material breach of this Agreement by Customer, including material breach of the warranties given by Customer in Clause 11.2 above;

(ii)	any claims alleging that the use of the Customer Materials, Customer Information and Customer Background Intellectual Property by Lonza (and its relevant Affiliates) in connection with its performance of Services in accordance with the Project Plan and the terms and conditions of this Agreement infringes any Intellectual Property rights of Third Parties;

(iii)	the manufacture, use, sale, or distribution of any Product, including any claims of product liability; and/or

(iv)	the supply to, and/or use in accordance with the Project Plan and this Agreement by Lonza, any of Lonza’s Affiliates, Lonza Indemnitees, any Lonza Subcontractors or any External Laboratory of any Customer Information, Customer Materials, Customer Background Intellectual Property, New Customer Intellectual Property, the Cell Line, and/or any other information, materials or Intellectual Property provided by or on behalf of Customer for the purposes of this Agreement (including without limitation any claim that use of any of the foregoing infringes the rights of any Third Party);

except, in each case ((i), (ii), (iii), and/or (iv)), to the extent that such claims resulted from the negligence, intentional misconduct or breach of this Agreement by any Lonza Indemnitees. Notwithstanding the foregoing, Customer shall have no obligations under this Clause 12.2 for any liabilities, expenses, or costs to the extent arising out of or relating to claims covered under Clause 12.1.

12.3	Indemnification Procedure. If the Party to be indemnified intends to claim indemnification under this Clause 12, it shall promptly notify the indemnifying Party in writing of such claim. The indemnitor shall have the right to control the defence and/or settlement thereof; provided, however, that any indemnitee shall have the right to retain its own counsel at its own expense. The indemnitee, its employees and agents, shall reasonably cooperate with the indemnitor in the investigation of any liability covered by this Clause 12. The failure to deliver prompt written notice to the indemnitor of any claim, to the extent that it is prejudicial to its ability to defend such claim, shall relieve the indemnitor of any obligation to the indemnitee under this Clause 12. The Party seeking indemnification shall not settle any claim in respect of which it will seek indemnification without the prior written consent of the indemnifying Party.

12.4	Disclaimer of certain damages. Subject always to Clause 12.6, in no event shall either Party and/or any of its Affiliates be liable to the other Party and/or any of the other Party’s Affiliates and/or indemnitees (in each case whether in contract, tort, negligence, breach of statutory duty, under any indemnity or otherwise howsoever arising) for any loss of profits, loss of business, loss of revenues, loss of goodwill, loss of reputation, or for any incidental, indirect, special, punitive or consequential losses or damages, arising from or related to this agreement, provided that this shall not preclude any claim by Lonza for any unpaid invoices (including the profit element of its charges) and/or the cancellation fees or delay fees.

12.5	Limitation of liability. Subject always to Clause 12.6, the aggregate liability of Lonza and its Affiliates under or in relation to this Agreement (whether in contract, tort, negligence, breach of statutory duty, under any indemnity or otherwise howsoever arising) shall not exceed, in the aggregate, an amount equal to […***…] the total aggregate amounts paid by Customer to Lonza in the […***…] period of this agreement prior to the event giving rise to the first claim.

12.6	Nothing in this Agreement shall operate so as to exclude or in any way limit any liability for fraud, or for death or personal injury, or for gross negligence or intentional misconduct, breach of confidentiality obligations pursuant to Clause 13, or for any other liability that may not be excluded or limited as a matter of law. Nothing in this Agreement shall exclude or limit Customer’s liability to pay invoices and/or the cancellation fees or delay fees. For clarity, it is not the intention that this Clause 12.6 should apply to negligence which is not gross negligence.

13	Confidentiality

13.1	A Party receiving Confidential Information (the “Receiving Party”) agrees to strictly keep secret any and all Confidential Information received during the Term from, or disclosed on behalf of, the other Party (the “Disclosing Party”) as well as the terms of this Agreement using at least the same level of measures as it uses to protect its own Confidential Information, but in any case at least commercially reasonable and customary efforts. Confidential Information shall include information disclosed in any form including but not limited to in writing, orally, graphically or in electronic or other form to the Receiving Party, observed by the Receiving Party or its employees, agents, consultants, or representatives, or otherwise learned by the Receiving Party under this Agreement, which the Receiving Party knows or reasonably should know is confidential or proprietary.

13.2	Notwithstanding the foregoing, the Receiving Party may disclose to any courts and/or other authorities Confidential Information which is or will be required pursuant to applicable governmental or administrative or public law, rule, regulation or order. In such case the Party that received the Confidential Information will, to the extent legally permitted, inform the other Party promptly in writing and cooperate with the Disclosing Party in seeking to minimise the extent of Confidential Information which is required to be disclosed to the courts and/or other authorities.

13.3	The obligation to maintain confidentiality under this Agreement does not apply to Confidential Information, which:

13.3.1	at the time of disclosure was publicly available;

13.3.2	is or becomes publicly available other than as a result of a breach of this Agreement by the Receiving Party;

13.3.3	the Receiving Party can establish by competent proof, was rightfully in its possession at the time of disclosure by the Disclosing Party and had not been received from or on behalf of Disclosing Party;

13.3.4	is supplied to a Party by a Third Party which was not in breach of an obligation of confidentiality to Disclosing Party or any other party; or

13.3.5	is developed by the Receiving Party independently from and without use of the Confidential Information, as evidenced by contemporaneous written records.

13.4	The Receiving Party will use Confidential Information only for the purposes of this Agreement and will not make any use of the Confidential Information for its own separate benefit or the benefit of any Third Party including, without limitation, with respect to research or product development or any reverse engineering or similar testing. The Receiving Party agrees to return or destroy promptly (and certify such destruction) on Disclosing Party’s request all written or tangible Confidential Information of the Disclosing Party, except that one copy of such Confidential Information may be kept by the Receiving Party in its confidential files for record keeping purposes only.

13.5	(a)	Each Party will restrict the disclosure of Confidential Information to such officers, employees, professional advisers, finance-providers, consultants and representatives of itself and its Affiliates who have been informed of the confidential nature of the Confidential Information and who have a need to know such Confidential Information for the purpose of this Agreement or an applicable financing or acquisition of all or substantially all of a Party. Prior to disclosure to such persons, the Receiving Party shall bind its and its Affiliates’ officers, employees, consultants and representatives to confidentiality and non-use obligations no less stringent than those set forth herein, provided that, with respect to professional advisers or financial providers, the term of such confidentiality and non-use obligations shall be no less than […***…] provided that Customer shall seek such obligations spanning the […***…] period referenced in Clause 13.8 following the disclosure of such Confidential Information to such professional advisers or financial providers. The Receiving Party shall notify the Disclosing Party as promptly as practicable of any unauthorised use or disclosure of the Confidential Information. Lonza may disclose the Customer’s Confidential Information to Lonza’s Affiliates, Subcontractors and the External Laboratories, in each case solely for the purposes of the performance under this Agreement.

(b)	Customer may disclose the existence and terms of this Agreement (but no other Confidential Information) to its bona fide potential and actual acquirers of all or substantially all of the assets of Customer (“Acquirers”) and collaborators in the US, UK, the EU, Canada and Japan (which may not be any organization whose business principally offers the contract manufacture of pharmaceutical products) in the research, development and commercialization of Product (“Collaborators”), provided that in each case:

(i)	such disclosure is only for the purpose of evaluating such a potential acquisition or collaboration;

(ii)	it redacts the financial terms of this Agreement (but Customer shall have the right to disclose the Batch Prices to bona fide potential and actual Acquirers and/or Collaborators with Lonza’s prior written consent such consent not to be unreasonably withheld); and

(iii)	it shall at all times be responsible for any breach of confidentiality by any such Third Party.

For clarity, this shall not enable Customer to grant any rights to such Third Party which would require a technology transfer in accordance with Clause 10.7, and such Third Parties shall not be granted access to and shall not obtain any rights to use any of the Lonza Confidential Information, Lonza Background Intellectual Property, Lonza Information or New General Application Intellectual Property.

(c)	Customer may also disclose the work product provided to Customer by Lonza as a consequence of the provision of the Services hereunder to Customer’s sublicensees provided that:

(i)	such work product does not disclose any Lonza Confidential Information; and

(ii)	such sublicensees are bound by confidentiality and non-use obligations no less stringent than those set forth herein.

For clarity, this shall not enable Customer to grant any rights to such sublicensees which would require a technology transfer in accordance with Clause 10.7 or a sub-license to the GS License, and such sublicensees shall not be granted access to and shall not obtain any rights to use any of the Lonza Confidential Information, Lonza Background Intellectual Property, Lonza Information or New General Application Intellectual Property.

Prior to disclosure to such persons under Clause 13.5 (b), and/or (c), the Receiving Party shall inform the Disclosing Party (such informing not required for disclosures made under sub-clause (a)) and it shall bind such receiving entities to confidentiality and non-use obligations no less stringent than those set forth herein which it shall enforce diligently and promptly.

(d)	The Receiving Party shall notify the Disclosing Party as promptly as practicable of any unauthorized use or disclosure of the Confidential Information.

13.6	The Receiving Party shall at all times be fully liable for any and all breaches of the confidentiality obligations in this Clause 13 by any of its Affiliates or the employees, Subcontractors, consultants and representatives of itself or its Affiliates.

13.7	Each Party hereto expressly agrees that any breach or threatened breach of the undertakings of confidentiality provided under this Clause 13 by a Party may cause irreparable harm to the other Party and that money damages may not provide a sufficient remedy to the non-breaching Party for any breach or threatened breach. In the event of any breach and/or threatened breach, then, in addition to all other remedies available at law or in equity, the non-breaching Party shall be entitled to seek injunctive relief and any other relief deemed appropriate by the non-breaching Party.

13.8	The confidentiality obligations set forth in this Clause 13 shall continue in effect during the Term and for […***…] thereafter or unless and until the terms of Clause 13.3 above are satisfied prior to such […***…] period. Notwithstanding at the end of such […***…] period neither Party is granted an implied license to use or disclose the other Party’s Confidential Information.

14	Term and Termination

14.1	Term. This Agreement shall commence on the Effective Date and shall end on the fifth (5th) anniversary of the date of this Agreement unless terminated earlier as provided herein or extended by mutual written consent of the Parties (the “Term”).

14.2	Termination. This Agreement may be terminated as follows:

14.2.1	If it becomes apparent to either Lonza or the Customer at any stage in the provision of the Services that it will not be possible to complete the Services for scientific or technical reasons, a […***…] period shall be allowed for good faith discussion and attempts to resolve such problems. If such problems are not resolved within such period, Lonza and the Customer shall each have the right to terminate the Agreement forthwith by notice in writing;

14.2.2	by either Party if the other Party commits a material breach of this Agreement or a Project Plan and fails to cure such breach to the reasonable satisfaction of the non-breaching Party within ninety (90) days (ten (10) days for non-payment) following written notification of such breach from the non-breaching party to the breaching party; provided, however, that such ninety (90) day period shall be extended as agreed by the Parties if the identified breach is incapable of cure within ninety (90) days and if the breaching Party provides a plan and timeline to cure the breach, promptly commences efforts to cure the breach and diligently prosecutes such cure (it being understood that this extended period shall be unavailable for any breach regarding non-payment);

14.2.3	by either Party, immediately, if the other Party enters into administration, becomes insolvent, is dissolved or liquidated, makes a general assignment for the benefit of its creditors, or files or has filed against it, a petition in bankruptcy or has an administrator or receiver appointed for a substantial part of its assets;

14.2.4	by Customer for convenience upon ninety (90) days written notice (subject to the payment of any applicable Cancellation Fees); or

14.2.5	by either Party pursuant to Clause 15.

14.3	Consequences of Termination.

In the event of termination of this Agreement:

14.3.1	all Services and Batches shall be deemed to have been cancelled and Customer shall pay Lonza for:

(a)	all Services performed in accordance with this Agreement and rendered up to the date of termination, including in respect of any Product in-process;

(b)	all costs incurred through the date of termination, including Raw Materials costs and Raw Materials Fees for Raw Materials used or purchased or to which Lonza is irrevocably committed for use in connection with the Project Plan except, solely as regards to Raw Materials, to the extent they cannot be returned to the supplier or repurposed by Lonza using reasonable efforts for one or more Third Party customer projects;

(c)	all unreimbursed […***…] charges incurred pursuant to Clause 9;

(d)	Save in the event of termination by Customer pursuant to Clause 14.2.2 or 14.2.3, or by either Party pursuant to Clause 14.2.1 or pursuant to Clause 14.2.5 with respect to a Force Majeure event at or directly affecting Lonza’s Facility, Cancellation Fees in respect of such cancelled Batches calculated in accordance with Clause 6.3. In the case of termination by Lonza for Customer’s material breach, Cancellation Fees shall be calculated as of the date of […***…]; and

(e)	all unused Raw Materials and Resins shall be paid for by Customer within thirty (30) days of invoice and at Customer’s option will either be: (a) held by Lonza for future use for the production of Product; (b) delivered to Customer; or (c) disposed of by Lonza.

14.4	Survival. Neither the termination nor expiration of this Agreement shall affect the liability of a Party for breach of this Agreement. Notwithstanding anything contained in Clause 14, the rights and obligations of each Party which by their nature survive the termination or expiration of this Agreement shall survive the termination or expiration of this Agreement, including Clauses 5, 10-13 (inclusive) and 16 (to the extent relevant). Termination of this Agreement shall be without prejudice to any other rights or remedies a party may be entitled to hereunder or at law and shall not affect the accrued rights or liabilities of either party.

15	Force Majeure

15.1	If Lonza is prevented or delayed in the performance of any of its obligations under the Agreement by Force Majeure and gives written notice thereof to Customer specifying the matters constituting Force Majeure together with such evidence as Lonza reasonably can give and specifying the period for which it is estimated that such prevention or delay will continue, Lonza shall be excused from the performance or the punctual performance of such obligations as the case may be from the date of such notice for so long as such cause of prevention or delay shall continue. Provided that, if such Force Majeure persists for a period of […***…] or more, either Party may terminate this Agreement by delivering written notice to the other.

15.2	“Force Majeure” shall be deemed to include any reason or cause beyond Lonza’s reasonable control affecting the performance by Lonza of its obligations under the Agreement, including, but not limited to, any cause arising from or attributable to acts of God, strike, lockouts, labour troubles, restrictive governmental orders or decrees, riots, insurrection, war, terrorists acts, or the inability of Lonza to obtain any required raw material, energy source, equipment, labour or transportation, at prices and on terms deemed by Lonza to be reasonably practicable, from Lonza’s usual sources of supply.

15.3	With regard to Lonza, any such event of Force Majeure affecting services or Production at its Affiliates or suppliers shall be regarded as an event of Force Majeure.

16	Miscellaneous

16.1	Severability. If any provision hereof is or becomes at any time illegal, invalid or unenforceable in any respect, neither the legality, validity nor enforceability of the remaining provisions hereof shall in any way be affected or impaired thereby. The Parties hereto undertake to substitute any illegal, invalid or unenforceable provision by a provision which is as far as possible commercially equivalent considering the legal interests and the purpose.

16.2	Amendments. Modifications and/or amendments of this Agreement must be in writing and signed by the Parties.

16.3	Delegation / Assignment. Lonza shall be entitled to instruct one or more of its Affiliates to perform any of Lonza’s obligations contained in this Agreement, but Lonza shall remain fully responsible in respect of those obligations. Subject thereto, neither Party may assign its interest under this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed, provided, however that:

(a)	Lonza may, without the consent of the Customer, assign this Agreement to:

(i)	any Affiliate of Lonza; or

(ii)	any Third Party in connection with the sale or transfer (by whatever method) of all or substantially all of the assets of the business related to the Facility or providing the Services;

(b)	Lonza shall be entitled to sell, assign and/or transfer its trade receivables resulting from this Agreement without the consent of the Customer; and

(c)	Customer may assign this Agreement to a Third Party with Lonza’s prior written consent, such consent not to be unreasonably withheld or delayed, provided, however, that Customer may without the consent of Lonza assign to:

(i)	any Affiliate of Customer; or

(ii)	any Third Party domiciled and operating in the US, the EU, UK, Canada, or Japan in connection with the sale or transfer (by whatever method) of all or substantially all of the assets of its business related to this Agreement, provided that in each case Lonza is not involved in any bona fide litigation, arbitration, mediation or any other adversarial proceeding with such Third Party at the time of such assignment.

For the purposes of this Clause 16.3, the terms “assign” and “assignment” shall include, without limitation: (i) the sale of fifty percent (50%) or more of the outstanding stock of such Party to an Affiliate of such Party or an unrelated entity or natural person; (ii) the sale or transfer or other assignment of all or substantially all of the assets of the Party or the line of business or Product to which this Agreement relates; and (iii) a merger, consolidation, acquisition or other form of business combination. Any purported assignment without a required consent shall be void. No assignment shall relieve any Party of responsibility for the performance of any obligation that accrued prior to the effective date of such assignment. Subject to the foregoing, this Agreement shall be binding on the successors and permitted assignees of each Party.

16.4	Notice. All notices must be written and sent to the address of the Party first set forth above. All notices must be given (a) by personal delivery, with receipt acknowledged, (b) by prepaid certified or registered mail, return receipt requested, or (c) by prepaid recognised next business day delivery service. Notices will be effective upon receipt or at a later date stated in the notice.

16.5	Governing Law/Jurisdiction. This Agreement is governed in all respects, including its construction, validity, performance and termination, by the laws of the State of New York, without reference to choice of law doctrines or statutes with the exception of sections 5-1401 and 5-1402 of New York General Obligations Law. The United Nations Convention of International Contracts on the Sale of Goods does not apply to this Agreement and is expressly and entirely excluded. The Parties agree to submit to the exclusive jurisdiction of the federal courts located in the city of New York, and each Party hereby waives any objection to the laying of venue of any matter arising out of this Agreement in such courts. Notwithstanding the foregoing, either Party may seek interim or other provisional equitable relief from a court of competent jurisdiction to preserve the status quo or prevent irreparable harm, and such an action shall not be deemed incompatible with, or a waiver of, this agreement to submit to the exclusive jurisdiction of the federal courts located in the city of New York.

16.6	Third Parties. The Parties to this Agreement do not intend that any term hereof should be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999 by any person who is not a party to this Agreement, save that Affiliates of Lonza and Affiliates of Customer respectively may rely on the indemnities granted to them and limitations and exclusions of liability contained herein. The Parties may amend this Agreement without the consent of the Affiliates of either Party.

16.7	Announcements / Press Releases. Neither Party shall make any press release or announcement regarding the subject matter of this Agreement without the prior written consent of the other. On execution of this Agreement the Parties shall issue a joint press release regarding the entry into this Agreement.

16.8	Entire Agreement. This Agreement contains the entire agreement between the Parties as to the subject matter hereof and supersedes all prior and contemporaneous agreements with respect to the subject matter hereof. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same document. Each party acknowledges that an original signature or a copy thereof transmitted by facsimile or by .pdf shall constitute an original signature for the purposes of this Agreement.

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed by its duly authorised representative effective as of the date written above.

LONZA SALES AG

By:	/s/ Bart van Aarnhem
Name	Bart van Aarnhem
Title	Associate General Counsel

REVIEWED BY

/s/ JW
LEGAL DEPT

By:	/s/ Albert Pereda
Name	Dr. Albert Pereda
Title	Assoc. General Counsel

JASPER THERAPEUTICS INC.

By:	/s/ Susan Prohaska PhD
Name	Susan Prohaska PhD
Title	Cofounder, CEO